Exhibit 99.1

CVB Financial Corp.
701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release

For Immediate Release

Contact: David A. Brager

President and Chief

Executive Officer

(909) 980-4030

CVB Financial Corp. Reports Earnings for the Third Quarter 2025

Third Quarter 2025

•
Net Earnings of $52.6 million, or $0.38 per share
•
Return on Average Assets of 1.35%
•
Efficiency Ratio of 45.6%
•
Net Interest Margin of 3.33%

Ontario, CA, October 22, 2025 - CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended September 30, 2025.

CVB Financial Corp. reported net income of $52.6 million for the quarter ended September 30, 2025, compared with $50.6 million for the second quarter of 2025 and $51.2 million for the third quarter of 2024. Diluted earnings per share were $0.38 for the third quarter, compared to $0.37 for the prior quarter and $0.37 for the same period last year.

For the third quarter of 2025, annualized return on average equity (“ROAE”) was 9.19%, annualized return on average tangible common equity (“ROATCE”) was 14.11%, and annualized return on average assets (“ROAA”) was 1.35%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “Citizens Business Bank’s performance in the third quarter demonstrates our continued financial strength and focus on our vision of serving the comprehensive financial needs of small to medium sized businesses and their owners. Our consistent financial performance is highlighted by our 194 consecutive quarters, or more than 48 years, of profitability, and our 144 consecutive quarters of paying cash dividends. I would like to thank our customers and associates for their continuing commitment and loyalty.”

Additional Highlights for the Third Quarter of 2025

•
Pre-provision / pretax income increased to $70.0 million, from $68.8 million in the second quarter of 2025
•
Net interest income of $115.6 million increased by $4 million, or 3.6% from the second quarter of 2025
•
$6 million from legal settlement received in the third quarter of 2025
•
$8 million loss on sale of approximately $65 million of AFS securities in the third quarter of 2025
•
Deposits and customer repos increased by $186.5 million from the end of the second quarter of 2025
•
Loans increased by $112.4 million from the end of the second quarter 2025

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	(Dollars in thousands, except per share amounts)
Net interest income	$115,577	$111,608	$113,619	$337,629	$336,929
Provision for (recapture of) credit losses	1,000	-	-	(1,000)	-
Noninterest income	13,006	14,744	12,834	43,978	41,371
Noninterest expense	58,576	57,557	58,835	175,276	175,103
Income taxes	16,421	18,231	16,394	53,077	53,339
Net earnings	$52,586	$50,564	$51,224	$154,254	$149,858
Earnings per common share:
Basic	$0.38	$0.37	$0.37	$1.12	$1.07
Diluted	$0.38	$0.37	$0.37	$1.11	$1.07

NIM	3.33%	3.31%	3.05%	3.32%	3.06%
ROAA	1.35%	1.34%	1.23%	1.35%	1.23%
ROAE	9.19%	9.06%	9.40%	9.18%	9.43%
ROATCE	14.11%	14.08%	14.93%	14.23%	15.19%
Efficiency ratio	45.56%	45.55%	46.53%	45.93%	46.29%

Net Interest Income

Net interest income was $115.6 million for the third quarter of 2025, representing a $4.0 million, or 3.6%, increase from the second quarter of 2025, and a $2.0 million, or 1.7%, increase from the third quarter of 2024. Interest income increased by $5.9 million, or 4.1%, from the second quarter of 2025, while interest expense increased by $1.9 million, or 5.9%, to $34.5 million in the third quarter of 2025, from $32.6 in the prior quarter. The quarter over quarter growth in net interest income resulted from a $315 million increase in average earning assets, primarily due to a $303 million increase in average balances on deposit at the Federal Reserve, as well as a 2 basis point increase in the net interest margin.

The increase in net interest income compared to the third quarter of 2024 was the net result of a $17.6 million decline in interest expense, that exceeded a $15.6 million decline in interest income. The decrease in interest expense was primarily the result of a $1.18 billion decrease in average interest-bearing liabilities compared to the third quarter of 2024. The decline in interest-bearing liabilities was driven by a decrease in borrowings that resulted from the redemptions of Bank Term Funding Program ("BTFP") advances in the third quarter of 2024. Interest expense on borrowings declined by $14.9 million. Additionally, interest expense on deposits declined by $3.7 million as a result of a 12 basis point decrease in cost of deposits. The decrease in interest income was the result of a $1.06 billion decrease in average interest-earning assets compared to the third quarter of 2024, that coincided with the Company's deleveraging strategy of redeeming the BTFP advances. The yield on earning assets also declined by 11 basis points from 4.43% in the third quarter of 2024 to 4.32% in the third quarter of 2025.

Net Interest Margin

Our tax equivalent net interest margin was 3.33% for the third quarter of 2025, compared to 3.31% for the second quarter of 2025 and 3.05% for the third quarter of 2024. The yield on our interest-earning assets for the third quarter of 2025 increased to 4.32%, compared to 4.28% in the prior quarter, while our cost of funds increased to 1.05% for the third quarter of 2025, from 1.03% in the prior quarter. Loan yields increased in the third quarter of 2025 to 5.25%, from 5.22% in the second quarter of 2025. Investment yields, excluding fair value hedges, increased by 5 basis points compared to the prior quarter, while interest from the Federal Reserve declined by 4 basis points. The increase in our cost of funds from the prior quarter was due to a two-basis point increase in our cost of deposits to 0.86%, from 0.84%, and an increase in the average balance and cost of customer repurchase agreements. For the third quarter of 2025 average customer repurchase agreements were $456.2 million at a cost of 2.00%, compared to $376.6 million and 1.66% for the prior quarter.

Net interest margin for the third quarter of 2025 increased by 28 basis points compared to the third quarter of 2024, primarily as a result of 42 basis point decrease in cost of funds, to 1.05% for the third quarter of 2025, from 1.47% in the same quarter of last year. The decrease in cost of funds was primarily due to a $1.23 billion decline in average borrowings. For the third quarter of 2025, the Company had average deposits and customer repurchase agreements of $12.47 billion, at an average cost of 0.90%, and average borrowings of $500.0 million, at an average cost of 4.61%, compared to the third quarter of 2024 in which average deposits and customer repurchase agreements of $12.42 billion had an average cost of 1.01%, and borrowings averaged $1.73 billion, at an average cost of 4.77%. The decrease in cost of funds, exceeded the modest decrease in interest earning asset yields from 4.43% for the third quarter of 2024 to 4.32% in the third quarter of 2025. The decrease in earning asset yields was impacted by a decrease in loan yields from 5.31% for the third quarter of 2024 to 5.25% for the third quarter of 2025, and a 1.05% decrease in the yield on funds on deposit at the Federal Reserve.

Earning Assets and Deposits

Average earning assets increased by $315.0 million compared to the second quarter of 2025 and declined by $1.06 billion when compared to the third quarter of 2024. The average balance in funds held at the Federal Reserve increased by $303.4 million in the third quarter of 2025 compared to the second quarter of 2025, while average loans increased by $17.5 million and average investment securities decreased by $11.5 million for the same period. Compared to the third quarter of 2024, the decrease in average earning assets was due to decreases of $232.9 million in average loans, $244.1 million in average investment securities, and $581.3 million in funds held at the Federal Reserve. The average balance on noninterest-bearing deposits increased by $71.8 million, or 1.02%, from the second quarter of 2025 and the average balance on interest-bearing deposits and customer repurchase agreements increased by $217.0 million from the same period. Compared to the third quarter of 2024, the average balance on total deposits and customer repurchase agreements increased by $52.8 million, or 0.43%. On average, noninterest-bearing deposits were 59.28% of total deposits during the most recent quarter, compared to 59.72% for the second quarter of 2025 and 59.10% for the third quarter of 2024.

SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	September 30, 2025		June 30, 2025		September 30, 2024
	(Dollars in thousands)
Yield on average investment securities (TE)	2.66%		2.62%		2.67%
Yield on average loans	5.25%		5.22%		5.31%
Yield on average earning assets (TE)	4.32%		4.28%		4.43%
Cost of deposits	0.86%		0.84%		0.98%
Cost of funds	1.05%		1.03%		1.47%
Net interest margin (TE)	3.33%		3.31%		3.05%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$4,835,928	34.86%	$4,847,415	35.75%	$5,080,033	34.01%
Interest-earning deposits with other institutions	646,979	4.66%	337,929	2.49%	1,232,551	8.25%
Loans	8,372,383	60.35%	8,354,898	61.63%	8,605,270	57.61%
Total interest-earning assets	13,873,302		13,558,254		14,935,866

Provision for Credit Losses

There was a $1.0 million provision for credit losses in the third quarter of 2025, compared to no provision in both the second quarter of 2025 and third quarter of 2024. Net recoveries for the third quarter of 2025 were $333,000 compared to net charge-offs of $249,000 in the prior quarter. Allowance for credit losses represented 0.94% of gross loans at September 30, 2025 compared to 0.93% at June 30, 2025.

Noninterest Income

Noninterest income was $13.0 million for the third quarter of 2025, compared with $14.7 million for the second quarter of 2025, and $12.8 million for the third quarter of 2024. Noninterest income decreased in the third quarter of 2025 compared to the second quarter primarily due to a $8.2 million loss on sales of available-for-sale securities in the third quarter of 2025, offset by a $6.4 million increase in other income. The increase in other income includes a $6.0 million legal settlement received in the third quarter of 2025. Compared to the second quarter of 2025, trust and investment services income grew by $159,000, or 4.3%, while growing by $310,000, or 8.7% over the third quarter of 2024.

Noninterest Expense

Noninterest expense for the third quarter of 2025 was $58.6 million, compared to $57.6 million for the second quarter of 2025 and $58.8 million for the third quarter of 2024. The $1.02 million quarter over quarter increase in noninterest expense includes a $500,000 provision for unfunded loan commitments in the third quarter. Salaries and benefits expense increased by $877,000 compared to the second quarter as a result of annual mid-year salary increases, while occupancy expense decreased by $283,000. The $260,000 decrease in noninterest expense from the third quarter of 2024 was the net result of decreases in most expense categories that were partially offset by a $444,000 increase in software expense related to technology investments and a $1.25 million increase in the provision for unfunded loan commitments.

As a percentage of average assets, noninterest expense was 1.50% for the third quarter of 2025, 1.52% for the second quarter of 2025, and 1.42% for the third quarter of 2024. The efficiency ratio was 45.6% for the third quarter of 2025 and for the second quarter of 2025, and 46.5% for the third quarter of 2024.

Income Taxes

Our effective tax rate for the quarter ended September 30, 2025 was 23.80%, compared with 26.50% for the second quarter of 2025, and 24.25% for the third quarter of 2024. Investments in tax credits contributed to the year-to-date effective tax rate of 25.6%. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $15.67 billion at September 30, 2025. This represented an increase of $252.1 million, or 1.64%, from total assets of $15.41 billion at June 30, 2025. The increase in assets included an $88.5 million increase in interest-earning balances due from the Federal Reserve, a $63.8 million increase in investment securities, and an $112.4 million increase in total loans.

Total assets increased by $512.6 million, or 3.38%, from total assets of $15.15 billion at December 31, 2024. The increase in assets included a $581.2 million increase in interest-earning balances due from the Federal Reserve, offset partially by a $65.5 million decrease in total loans.

Total assets increased by $263.0 million, or 1.71%, from total assets of $15.40 billion at September 30, 2024. The increase in assets was primarily due to a $379.3 million increase in interest-earning balances due from the Federal Reserve, offset partially by a $101.7 million decrease in total loans.

Investment Securities

Total investment securities were $4.88 billion at September 30, 2025, an increase of $63.8 million, or 1.32% from the prior quarter end, a decrease of $44.5 million, or 0.90%, from $4.92 billion at December 31, 2024, and an increase of $6.5 million, or 0.13%, from $4.87 billion at September 30, 2024.

At September 30, 2025, investment securities held-to-maturity (“HTM”) totaled $2.30 billion, a decrease of $29.3 million, or 1.26% from June 30, 2025, a decrease of $81.8 million, or 3.44% from December 31, 2024, and a decrease of $107.3 million, or 4.46% , from September 30, 2024.

At September 30, 2025, investment securities available-for-sale (“AFS”) totaled $2.58 billion, inclusive of a pre-tax net unrealized loss of $332.2 million. AFS securities increased by $93.1 million, or 3.74% from the prior quarter end, increased by $37.3 million, or 1.47% from December 31, 2024, and increased by $113.8 million, or 4.62%, from $2.47 billion at September 30, 2024. The pre-tax unrealized loss decreased by $31.5 million from the end of the prior quarter, while decreasing $115.2 million from December 31, 2024 and decreasing by $35.5 million from September 30, 2024.

Loans

Total loans and leases, at amortized cost, of $8.47 billion at September 30, 2025 increased by $112.4 million, or 1.34%, from June 30, 2025. The quarter-over quarter increase in loans included increases of $59.2 million in dairy & livestock and agribusiness loans, $26.7 million in commercial and industrial loans, $17.9 million in commercial real estate loans, $12.3 million in construction loans, and $6.4 million in consumer loans, partially offset by decreases of $5.5 million in SBA loans and $2.3 million in single-family residential ("SFR") mortgage loans.

Total loans and leases, at amortized cost, decreased by $65.5 million, or 0.77%, from December 31, 2024. The decrease includes decreases of $126.9 million in dairy and livestock and agribusiness loans, $6.8 million in SBA loans, and $4.7 million in municipal lease finance receivables, offset by increases of $27.9 million in commercial real estate loans, $16.9 million in SFR mortgage loans, $14.0 million in commercial and industrial loans, and $13.9 million in construction loans.

Total loans and leases, at amortized cost, decreased by $101.7 million, or 1.19%, from September 30, 2024. The decrease included decreases of $83.3 million in commercial real estate loans, $51.5 million in dairy and livestock loans, offset by an increase of $18.9 million in SFR mortgage loans, $15.2 million in construction loans.

Asset Quality

During the third quarter of 2025, we experienced credit charge-offs of $67,000 and total recoveries of $400,000, resulting in net recoveries of $333,000. The allowance for credit losses (“ACL”) totaled $79.3 million at September 30, 2025, compared to $78.0 million at June 30, 2025 and $82.9 million at September 30, 2024. At September 30, 2025, the ACL as

a percentage of total loans and leases outstanding was 0.94%. This compares to 0.93% at June 30, 2025 and 0.94% at December 31, 2024 and 0.97% at September 30, 2024.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	September 30, 2025	June 30, 2025	September 30, 2024
	(Dollars in thousands)
Nonperforming loans
Commercial real estate	$23,707	$24,379	$18,794
SBA	3,952	1,265	151
Commercial and industrial	145	265	2,825
Dairy & livestock and agribusiness	-	60	143
Total	$27,804	$25,969	$21,913
% of Total loans	0.33%	0.31%	0.26%

OREO
Commercial real estate	$661	$661	$-
SFR mortgage	-	-	647
Total	$661	$661	$647

Total nonperforming assets	$28,465	$26,630	$22,560
% of Nonperforming assets to total assets	0.18%	0.17%	0.15%

Past due 30-89 days (accruing)
Commercial real estate	$43	$-	$30,701
SBA	42	3,419	-
Commercial and industrial	-	-	64
Total	$85	$3,419	$30,765
% of Total loans	0.00%	0.04%	0.36%
Total nonperforming, OREO, and past due	$28,550	$30,049	$53,325

Classified Loans	$78,180	$73,422	$124,606

Total nonperforming, past due loans and OREO decreased by $1.5 million from June 30, 2025.

Classified loans are loans that are graded “substandard” or worse. Classified loans increased $4.8 million quarter-over-quarter, primarily due to a downgrade of a $2.9 million commercial and industrial loan.

Deposits & Customer Repurchase Agreements

Deposits of $12.12 billion and customer repurchase agreements of $451.3 million totaled $12.58 billion at September 30, 2025. This represented a net increase of $186.5 million compared to $12.39 billion at June 30, 2025. Total deposits and customer repurchase agreements increased by $365.2 million, or 3.0%, compared to December 31, 2024 and increased $108.5 million, or 0.87% when compared to $12.47 billion at September 30, 2024.

Noninterest-bearing deposits were $7.24 billion at September 30, 2025, a decrease of $2.2 million, or 0.03%, when compared to $7.25 billion at June 30, 2025. Noninterest-bearing deposits increased by $207.9 million, or 2.95%, when compared to $7.04 billion at December 31, 2024, and increased by $108.1 million, or 1.52% when compared to $7.14 billion at September 30, 2024. At September 30, 2025, noninterest-bearing deposits were 59.76% of total deposits, compared to 60.47% at June 30, 2025, 58.90% at December 31, 2024, and 59.12% at September 30, 2024.

Borrowings

As of September 30, 2025, December 31, 2024, and September 30, 2024, total borrowings consisted of $500 million of FHLB advances. The FHLB advances include $300 million, at an average cost of approximately 4.73%, maturing in May of 2026, and $200 million, at a cost of 4.27% maturing in May of 2027.

Capital

The Company’s total equity was $2.28 billion at September 30, 2025. This represented an overall increase of $95.8 million from total equity of $2.19 billion at December 31, 2024. Increases to equity included $154.3 million in net earnings and a $64.3 million increase in other comprehensive income that was partially offset by $83.1 million in cash dividends. During the first nine months of 2025, we repurchased, under our stock repurchase plan, 2,360,070 shares of common stock, at an average repurchase price of $18.43, totaling $43.5 million. Our tangible book value per share at September 30, 2025 was $10.98.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
	Minimum Required Plus Capital Conservation Buffer	September 30, 2025	December 31, 2024	September 30, 2024

Tier 1 leverage capital ratio	4.0%	11.8%	11.5%	10.6%
Common equity Tier 1 capital ratio	7.0%	16.3%	16.2%	15.8%
Tier 1 risk-based capital ratio	8.5%	16.3%	16.2%	15.8%
Total risk-based capital ratio	10.5%	17.1%	17.1%	16.6%

Tangible common equity ratio		10.1%	9.8%	9.7%

CitizensTrust

As of September 30, 2025 CitizensTrust had approximately $5.2 billion in assets under management and administration, including $3.7 billion in assets under management. Revenues were $3.9 million for the third quarter of 2025, compared to $3.7 million in the second quarter of 2025 and $3.6 million for the third quarter of 2024. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with more than $15 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, October 23, 2025, to discuss the Company’s third quarter 2025 financial results. The conference call can be accessed live by registering at: https://register-conf.media-server.com/register/BI3d56f6416b9347cc8105dba1b16337bc

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of business, economic, or political developments, the impact of monetary, fiscal and trade policies, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy and the strength of the local economies in which we conduct business; the effects of, and changes in, immigration, trade, tariff, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target, key personnel and customers into our operations; the timely development of competitive new products and services, and the acceptance of these products and services by potential and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; changes in consumer or business spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits (including low cost deposits) or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers or depositors; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; systemic or non-systemic bank failures or crises; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; and our ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2024 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings, equity, or shareholder returns, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	September 30, 2025	December 31, 2024	September 30, 2024
Assets
Cash and due from banks	$151,848	$153,875	$200,651
Interest-earning balances due from Federal Reserve	632,072	50,823	252,809
Total cash and cash equivalents	783,920	204,698	453,460
Interest-earning balances due from depository institutions	13,163	480	24,338
Investment securities available-for-sale	2,579,397	2,542,115	2,465,585
Investment securities held-to-maturity	2,297,909	2,379,668	2,405,254
Total investment securities	4,877,306	4,921,783	4,870,839
Investment in stock of Federal Home Loan Bank (FHLB)	18,012	18,012	18,012
Loans and lease finance receivables	8,470,906	8,536,432	8,572,565
Allowance for credit losses	(79,336)	(80,122)	(82,942)
Net loans and lease finance receivables	8,391,570	8,456,310	8,489,623
Premises and equipment, net	26,595	27,543	36,275
Bank owned life insurance (BOLI)	323,881	316,248	316,553
Intangibles	6,654	9,967	11,130
Goodwill	765,822	765,822	765,822
Other assets	459,283	432,792	417,164
Total assets	$15,666,206	$15,153,655	$15,403,216
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,244,968	$7,037,096	$7,136,824
Investment checking	487,738	551,305	504,028
Savings and money market	3,809,768	3,786,387	3,745,707
Time deposits	581,765	573,593	685,930
Total deposits	12,124,239	11,948,381	12,072,489
Customer repurchase agreements	451,258	261,887	394,515
Other borrowings	500,000	500,000	500,000
Other liabilities	308,642	257,071	238,381
Total liabilities	13,384,139	12,967,339	13,205,385
Stockholders' Equity
Stockholders' equity	2,529,843	2,498,380	2,472,660
Accumulated other comprehensive loss, net of tax	(247,776)	(312,064)	(274,829)
Total stockholders' equity	2,282,067	2,186,316	2,197,831
Total liabilities and stockholders' equity	$15,666,206	$15,153,655	$15,403,216

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Assets
Cash and due from banks	$150,152	$154,785	$162,383	$153,073	$162,385
Interest-earning balances due from Federal Reserve	635,331	331,956	1,216,671	377,976	786,282
Total cash and cash equivalents	785,483	486,741	1,379,054	531,049	948,667
Interest-earning balances due from depository institutions	11,648	5,973	15,880	6,232	13,161
Investment securities available-for-sale	2,522,720	2,505,601	2,661,990	2,522,451	2,774,981
Investment securities held-to-maturity	2,313,208	2,341,814	2,418,043	2,341,303	2,439,427
Total investment securities	4,835,928	4,847,415	5,080,033	4,863,754	5,214,408
Investment in stock of FHLB	18,012	18,012	18,012	18,012	18,012
Loans and lease finance receivables	8,372,383	8,354,898	8,605,270	8,397,900	8,720,058
Allowance for credit losses	(78,161)	(78,259)	(82,810)	(78,837)	(83,788)
Net loans and lease finance receivables	8,294,222	8,276,639	8,522,460	8,319,063	8,636,270
Premises and equipment, net	26,679	26,982	38,906	27,020	42,291
Bank owned life insurance (BOLI)	322,591	319,582	315,435	319,627	312,574
Intangibles	7,111	8,232	11,819	8,278	13,216
Goodwill	765,822	765,822	765,822	765,822	765,822
Other assets	430,894	427,776	365,740	425,972	368,951
Total assets	$15,498,390	$15,183,174	$16,513,161	$15,284,829	$16,333,372
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,123,511	$7,051,702	$7,124,952	$7,060,953	$7,153,557
Interest-bearing	4,893,214	4,755,828	4,931,220	4,838,551	4,705,566
Total deposits	12,016,725	11,807,530	12,056,172	11,899,504	11,859,123
Customer repurchase agreements	456,230	376,629	363,959	383,903	320,280
Other borrowings	500,005	508,159	1,729,405	507,033	1,856,771
Other liabilities	254,279	252,908	196,832	248,878	174,328
Total liabilities	13,227,239	12,945,226	14,346,368	13,039,318	14,210,502
Stockholders' Equity
Stockholders' equity	2,538,445	2,518,282	2,479,766	2,526,936	2,456,348
Accumulated other comprehensive loss, net of tax	(267,294)	(280,334)	(312,973)	(281,425)	(333,478)
Total stockholders' equity	2,271,151	2,237,948	2,166,793	2,245,511	2,122,870
Total liabilities and stockholders' equity	$15,498,390	$15,183,174	$16,513,161	$15,284,829	$16,333,372

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Interest income:
Loans and leases, including fees	$110,825	$108,845	$114,929	$328,741	$345,478
Investment securities:
Investment securities available-for-sale	18,867	18,299	20,178	55,900	62,849
Investment securities held-to-maturity	12,812	12,886	13,284	38,719	40,131
Total investment income	31,679	31,185	33,462	94,619	102,980
Dividends from FHLB stock	377	411	375	1,167	1,171
Interest-earning deposits with other institutions	7,231	3,768	16,986	12,796	32,884
Total interest income	150,112	144,209	165,752	437,323	482,513
Interest expense:
Deposits	26,096	24,829	29,821	76,247	77,166
Borrowings and customer repurchase agreements	8,109	7,401	22,312	22,310	68,418
Other	330	371	-	1,137	-
Total interest expense	34,535	32,601	52,133	99,694	145,584
Net interest income before provision for (recapture of) credit losses	115,577	111,608	113,619	337,629	336,929
Provision for (recapture of) credit losses	1,000	-	-	(1,000)	-
Net interest income after provision for (recapture of) credit losses	114,577	111,608	113,619	338,629	336,929
Noninterest income:
Service charges on deposit accounts	4,859	4,959	5,120	14,726	15,273
Trust and investment services	3,875	3,716	3,565	11,002	10,217
Loss on sale of AFS Investment Securities	(8,185)	-	(11,582)	(8,185)	(11,582)
Gain on OREO, net	-	-	-	2,183	-
Gain on sale leaseback transactions	-	-	9,106	-	9,106
Other	12,457	6,069	6,625	24,252	18,357
Total noninterest income	13,006	14,744	12,834	43,978	41,371
Noninterest expense:
Salaries and employee benefits	35,876	34,999	36,647	107,352	108,474
Occupancy and equipment	5,823	6,106	6,204	17,927	17,541
Professional services	2,350	2,191	2,855	6,622	7,836
Computer software expense	4,350	4,410	3,906	12,981	11,380
Marketing and promotion	1,738	1,817	1,964	5,543	5,550
Amortization of intangible assets	1,003	1,155	1,286	3,312	4,161
Provision for (recapture of) unfunded loan commitments	500	-	(750)	1,000	(1,250)
Other	6,936	6,879	6,723	20,539	21,411
Total noninterest expense	58,576	57,557	58,835	175,276	175,103
Earnings before income taxes	69,007	68,795	67,618	207,331	203,197
Income taxes	16,421	18,231	16,394	53,077	53,339
Net earnings	$52,586	$50,564	$51,224	$154,254	$149,858

Basic earnings per common share	$0.38	$0.37	$0.37	$1.12	$1.07
Diluted earnings per common share	$0.38	$0.37	$0.37	$1.11	$1.07
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.60	$0.60

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Interest income - tax equivalent (TE)	$150,626	$144,729	$166,285	$438,879	$484,120
Interest expense	34,535	32,601	52,133	99,694	145,584
Net interest income - (TE)	$116,091	$112,128	$114,152	$339,185	$338,536

Return on average assets, annualized	1.35%	1.34%	1.23%	1.35%	1.23%
Return on average equity, annualized	9.19%	9.06%	9.40%	9.18%	9.43%
Efficiency ratio [1]	45.56%	45.55%	46.53%	45.93%	46.29%
Noninterest expense to average assets, annualized	1.50%	1.52%	1.42%	1.53%	1.43%
Yield on average loans	5.25%	5.22%	5.31%	5.23%	5.29%
Yield on average earning assets (TE)	4.32%	4.28%	4.43%	4.29%	4.38%
Cost of deposits	0.86%	0.84%	0.98%	0.86%	0.87%
Cost of deposits and customer repurchase agreements	0.90%	0.87%	1.01%	0.88%	0.87%
Cost of funds	1.05%	1.03%	1.47%	1.04%	1.39%
Net interest margin (TE)	3.33%	3.31%	3.05%	3.32%	3.06%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	10.14%	10.02%	9.71%
Citizens Business Bank	10.00%	9.86%	9.59%
[2] (Capital - [GW+Intangibles])/(Total Assets - [GW+Intangibles])

Weighted average shares outstanding
Basic	136,830,437	136,999,451	138,649,763	137,265,804	138,415,424
Diluted	137,152,562	137,172,994	138,839,499	137,543,044	138,548,651
Dividends declared	$27,548	$27,703	$27,977	$83,104	$83,881
Dividend payout ratio [3]	52.39%	54.79%	54.62%	53.87%	55.97%
[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	137,509,649	137,825,465	139,678,314
Book value per share	$16.60	$16.25	$15.73
Tangible book value per share	$10.98	$10.64	$10.17

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	September 30, 2025	December 31, 2024	September 30, 2024
Nonperforming assets:
Nonaccrual loans	$27,804	$27,795	$21,913
Other real estate owned (OREO), net	661	19,303	647
Total nonperforming assets	$28,465	$47,098	$22,560
Loan modifications to borrowers experiencing financial difficulty	$10,756	$6,467	$15,769

Percentage of nonperforming assets to total loans outstanding and OREO	0.34%	0.55%	0.26%
Percentage of nonperforming assets to total assets	0.18%	0.31%	0.15%
Allowance for credit losses to nonperforming assets	278.71%	170.12%	367.65%

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Allowance for credit losses:
Beginning balance	$78,003	$78,252	$82,786	$80,122	$86,842
Total charge-offs	(67)	(429)	(26)	(536)	(4,344)
Total recoveries on loans previously charged-off	400	180	182	750	444
Net recoveries (charge-offs)	333	(249)	156	214	(3,900)
Provision for (recapture of) credit losses	1,000	-	-	(1,000)	-
Allowance for credit losses at end of period	$79,336	$78,003	$82,942	$79,336	$82,942

Net recoveries (charge-offs) to average loans	0.004%	-0.003%	0.002%	0.003%	-0.045%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in millions)

Allowance for Credit Losses by Loan Type
	September 30, 2025		December 31, 2024		September 30, 2024
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$65.4	1.00%	$66.2	1.02%	$69.7	1.05%
Construction	0.5	1.74%	0.3	1.94%	0.5	3.07%
SBA	2.6	0.97%	2.6	0.96%	2.5	0.92%
Commercial and industrial	6.6	0.71%	6.1	0.66%	5.3	0.56%
Dairy & livestock and agribusiness	2.8	0.95%	3.6	0.86%	3.8	1.12%
Municipal lease finance receivables	0.2	0.36%	0.2	0.31%	0.2	0.28%
SFR mortgage	0.5	0.17%	0.5	0.16%	0.4	0.16%
Consumer and other loans	0.7	1.13%	0.6	1.04%	0.5	0.99%

Total	$79.3	0.94%	$80.1	0.94%	$82.9	0.97%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price
	2025		2024		2023
Quarter End	High	Low	High	Low	High	Low
March 31,	$21.71	$18.22	$20.45	$15.95	$25.98	$16.34
June 30,	$20.15	$16.01	$17.91	$15.71	$16.89	$10.66
September 30,	$21.34	$18.12	$20.29	$16.08	$19.66	$12.89
December 31,	$-	$-	$24.58	$17.20	$21.77	$14.62

Quarterly Consolidated Statements of Earnings
		Q3	Q2	Q1	Q4	Q3
		2025	2025	2025	2024	2024
Interest income
Loans and leases, including fees		$110,825	$108,845	$109,071	$110,277	$114,929
Investment securities and other		39,287	35,364	33,931	37,322	50,823
Total interest income		150,112	144,209	143,002	147,599	165,752
Interest expense
Deposits		26,096	24,829	25,322	28,317	29,821
Borrowings and customer repurchase agreements		8,109	7,401	6,800	8,291	22,312
Other		330	371	436	573	-
Total interest expense		34,535	32,601	32,558	37,181	52,133

Net interest income before provision for (recapture of) credit losses		115,577	111,608	110,444	110,418	113,619
Provision for (recapture of) credit losses		1,000	-	(2,000)	(3,000)	-
Net interest income after provision for (recapture of) credit losses		114,577	111,608	112,444	113,418	113,619

Noninterest income		13,006	14,744	16,229	13,103	12,834
Noninterest expense		58,576	57,557	59,144	58,480	58,835
Earnings before income taxes		69,007	68,795	69,529	68,041	67,618
Income taxes		16,421	18,231	18,425	17,183	16,394
Net earnings		$52,586	$50,564	$51,104	$50,858	$51,224

Effective tax rate		23.80%	26.50%	26.50%	25.25%	24.25%

Basic earnings per common share		$0.38	$0.37	$0.37	$0.36	$0.37
Diluted earnings per common share		$0.38	$0.37	$0.36	$0.36	$0.37

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$27,548	$27,703	$27,853	$27,978	$27,977

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

Loan Portfolio by Type
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Commercial real estate	$6,535,319	$6,517,415	$6,490,604	$6,507,452	$6,618,637
Construction	29,976	17,658	15,706	16,082	14,755
SBA	266,228	271,735	271,844	273,013	272,001
SBA - PPP	51	85	179	774	1,255
Commercial and industrial	939,174	912,427	942,301	925,178	936,489
Dairy & livestock and agribusiness	292,963	233,772	252,532	419,904	342,445
Municipal lease finance receivables	61,383	63,652	65,203	66,114	67,585
SFR mortgage	286,111	288,435	269,493	269,172	267,181
Consumer and other loans	59,701	53,322	55,770	58,743	52,217
Gross loans, at amortized cost	8,470,906	8,358,501	8,363,632	8,536,432	8,572,565
Allowance for credit losses	(79,336)	(78,003)	(78,252)	(80,122)	(82,942)
Net loans	$8,391,570	$8,280,498	$8,285,380	$8,456,310	$8,489,623

Deposit Composition by Type and Customer Repurchase Agreements

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Noninterest-bearing	$7,244,968	$7,247,128	$7,184,267	$7,037,096	$7,136,824
Investment checking	487,738	483,793	533,220	551,305	504,028
Savings and money market	3,809,768	3,669,912	3,710,612	3,786,387	3,745,707
Time deposits	581,765	583,990	561,822	573,593	685,930
Total deposits	12,124,239	11,984,823	11,989,921	11,948,381	12,072,489

Customer repurchase agreements	451,258	404,154	276,163	261,887	394,515
Total deposits and customer repurchase agreements	$12,575,497	$12,388,977	$12,266,084	$12,210,268	$12,467,004

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

Nonperforming Assets and Delinquency Trends
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Nonperforming loans
Commercial real estate	$23,707	$24,379	$24,379	$25,866	$18,794
SBA	3,952	1,265	1,024	1,529	151
Commercial and industrial	145	265	173	340	2,825
Dairy & livestock and agribusiness	-	60	60	60	143
Total	$27,804	$25,969	$25,636	$27,795	$21,913
% of Total loans	0.33%	0.31%	0.31%	0.33%	0.26%

Past due 30-89 days (accruing)
Commercial real estate	$43	$-	$-	$-	$30,701
SBA	42	3,419	718	88	-
Commercial and industrial	-	-	-	399	64
Total	$85	$3,419	$718	$487	$30,765
% of Total loans	0.00%	0.04%	0.01%	0.01%	0.36%

OREO
Commercial real estate	$661	$661	$495	$18,656	$-
SFR mortgage	-	-	-	647	647
Total	$661	$661	$495	$19,303	$647
Total nonperforming, past due, and OREO	$28,550	$30,049	$26,849	$47,585	$53,325
% of Total loans	0.34%	0.36%	0.32%	0.56%	0.62%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)

Regulatory Capital Ratios
	Minimum Required	CVB Financial Corp. Consolidated
Capital Ratios	Plus Capital Conservation Buffer	September 30, 2025	December 31, 2024	September 30, 2024

Tier 1 leverage capital ratio	4.0%	11.8%	11.5%	10.6%
Common equity Tier 1 capital ratio	7.0%	16.3%	16.2%	15.8%
Tier 1 risk-based capital ratio	8.5%	16.3%	16.2%	15.8%
Total risk-based capital ratio	10.5%	17.1%	17.1%	16.6%

Tangible common equity ratio		10.1%	9.8%	9.7%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The following is a reconciliation of tangible book value to the Company stockholders' equity computed in accordance with GAAP, as well as a calculation of tangible book value per share.

	September 30, 2025	December 31, 2024	September 30, 2024
	(Dollars in thousands, except per share amounts)

Stockholders' equity	$2,282,067	$2,186,316	$2,197,831
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(6,654)	(9,967)	(11,130)
Tangible book value	$1,509,591	$1,410,527	$1,420,879
Common shares issued and outstanding	137,509,649	139,689,686	139,678,314
Tangible book value per share	$10.98	$10.10	$10.17

Return on Average Tangible Common Equity Reconciliation (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company's average stockholders' equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	(Dollars in thousands)

Net Income	$52,586	$50,564	$51,224	$154,254	$149,858
Add: Amortization of intangible assets	1,003	1,155	1,286	3,312	4,161
Less: Tax effect of amortization of intangible assets (1)	(297)	(341)	(380)	(979)	(1,230)
Tangible net income	$53,292	$51,378	$52,130	$156,587	$152,789

Average stockholders' equity	$2,271,151	$2,237,948	$2,166,793	$2,245,511	$2,122,870
Less: Average goodwill	(765,822)	(765,822)	(765,822)	(765,822)	(765,822)
Less: Average intangible assets	(7,111)	(8,232)	(11,819)	(8,278)	(13,216)
Average tangible common equity	$1,498,218	$1,463,894	$1,389,152	$1,471,411	$1,343,832

Return on average equity, annualized (2)	9.19%	9.06%	9.40%	9.18%	9.43%
Return on average tangible common equity, annualized (2)	14.11%	14.08%	14.93%	14.23%	15.19%

(1) Tax effected at respective statutory rates.
(2) Annualized where applicable.